Exhibit 10.46
THIRD AMENDMENT TO THE SELLER NOTE SECURITIES PURCHASE
AGREEMENT AND FIRST AMENDMENT TO RIGHTS AGREEMENT
     THIS THIRD AMENDMENT TO THE SELLER NOTE SECURITIES PURCHASE AGREEMENT AND FIRST AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made effective as of August 29, 2008 (the “Effective Date”) between Alion Science and Technology Corporation, a Delaware corporation (the “Company”), and Illinois Institute of Technology, an Illinois not-for-profit corporation (“IIT”). Individuals Bahman Atefi and Stacy Mendler join this Amendment for purposes of Section 11 of this Amendment only and for no other purpose. Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”) joins this Amendment for purposes of Section 2 of this Amendment only and for no other purpose.
     WHEREAS, the Company and IIT Research Institute, an Illinois not-for-profit corporation affiliated with and controlled by IIT (“IITRI”) entered into that certain Seller Note Securities Purchase Agreement dated as of the 20th day of December 2002 (the “Original Seller Note Securities Purchase Agreement”), pursuant to which, among other documents, the Company issued to IITRI its 6% junior subordinated promissory note (the “Seller Note”) in the principal amount of Thirty-Nine Million Nine Hundred Thousand United States Dollars ($39.9 million) and warrants to purchase One Million Eighty Thousand Four Hundred Thirty-Six and Eight-Tenths (1,080,436.8) shares of the Company’s $0.01 par value per share common stock (“Common Stock”);
     WHEREAS, as of July 1, 2004, IITRI transferred to IIT all its rights and interests in the Seller Note Securities Purchase Agreement, and IIT and the Company amended the Original Seller Note Securities Purchase Agreement as of that time;
     WHEREAS, the Company and IIT entered into an agreement captioned First Amendment to the Seller Note Securities Purchase Agreement as of June 30, 2006 and another agreement captioned Second Amendment to the Seller Note Securities Purchase Agreement as of January 9, 2008 (the Original Seller Note Securities Purchase Agreement as so amended is hereinafter referred to as the “Seller Note Securities Purchase Agreement”);
     WHEREAS, the Company and IIT desire to amend Section 2 and Section 10.1 of the Seller Note Securities Purchase Agreement as set forth herein;
     WHEREAS, the Company, IITRI and the Trust entered into that certain Rights Agreement dated as of the 20th day of December 2002 (the “Rights Agreement”), and
     WHEREAS, IIT is IITRI’s successor in interest under the Rights Agreement as a result of the aforesaid transfer of IITRI’s rights in and to the Original Seller Note Securities Purchase Agreement to IIT as of July 1, 2004, and the Company, the Trust and IIT desire to amend Section 2(c) of the Rights Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
     1. Amendments to the Seller Note Securities Purchase Agreement.
          (a) Authorization of Securities Section 2 of the Seller Note Securities Purchase Agreement is hereby deleted and replaced in its entirety with the following:
          “Authorization of Securities; etc.
     (a) The Company originally authorized the issue of its Junior Subordinated Notes due December 20, 2010 (herein, together with any notes issued in exchange thereof or replacement thereof, called the “Notes”) in the aggregate principal amount of $39,900,000 (the “Original Principal Amount”). As of August 29, 2008, the Company amended and restated the Notes among other things to modify the interest payable on the Notes beginning December 21, 2008 and to extend the maturity date of the Notes, and the Company re-issued as of such date to the then sole holder of the Notes, Illinois Institute of Technology, an Illinois not-for-profit corporation (“IIT”), the amended and restated Notes which are due August 6, 2013. The amended and restated Notes are to be substantially in the form of Exhibit 2(a) attached hereto.
     (b) The Company has authorized the issue of its warrants evidencing rights to purchase 1,080,436.8 shares of its Common Stock (subject to adjustment) (herein, together with any warrants issued in exchange therefor or replacement thereof, called the “Original Warrants”). As of August 29, 2008, the Company authorized the issue of warrants evidencing rights to purchase an additional 550,000 shares of its Common Stock (subject to adjustment) (herein, together with any warrants issued in exchange therefor or replacement thereof, called the “New Warrants”). The Original Warrants and the New Warrants are hereinafter referred to collectively as the “Warrants”. The Original Warrants are to be substantially in the form of Exhibit 2(b)(1) and the New Warrants are to be substantially in the form of Exhibit 2(b)(2) attached hereto.
     (c) Interest on the amended and restated Notes shall be calculated in one of three manners, with the applicable manner of calculation being dependent upon specific time periods occurring between the Notes’ original issuance date and the Maturity Date of the amended and restated Notes. Each manner of calculation and the time period to which it applies is as follows. First, interest on the amended and restated Notes shall accrue at 6% per annum computed on the actual number of days elapsed in any year (based on a year of twelve 30-day months and a 360 day year). Beginning December 20, 2002 and through and including the fourth anniversary of the Closing Date, interest on the Notes shall be payable quarterly in arrears in the form of non-compounding payment-in-kind notes (“PIK Notes”). The PIK Notes are to be substantially in the form of Exhibit 2(c)(1) attached hereto. Interest paid in PIK Notes will not be compounded and PIK Notes will therefore be non-interest bearing obligations, payable as provided in the PIK Notes. Second, during the period beginning the day after the fourth anniversary of the Closing Date through and including the day which is the sixth anniversary of the Closing Date, interest on the Notes shall be payable quarterly in arrears in the form of compounding payment-in-kind notes (“Compounding PIK Notes”). The Compounding PIK Notes are to be substantially in the form of Exhibit 2(c)(2) attached hereto. Interest paid in Compounding PIK Notes during the period beginning after the fourth anniversary of the Closing Date through and including the sixth anniversary of the Closing Date will be compounded as follows:
          (i) Interest paid in Compounding PIK Notes during the period beginning the day after the fourth anniversary of the Closing Date through and including the fifth anniversary of the Closing Date (the “Fifth Year”) will be paid at a rate of 6% per annum on the Original Principal Amount plus additional interest at a rate of 6% per annum payable on the interest payable on the Original Principal Amount during the immediately preceding twelve months (which yields an effective rate of interest accrual of 6.36% during the Fifth Year); and
     (ii) Interest paid in Compounding PIK Notes during the period beginning the day after the fifth anniversary of the Closing Date through and including the sixth anniversary of the Closing Date (the “Sixth Year”) will be paid at a rate of 6% per annum on the Original Principal Amount plus additional interest at a rate of 6% per annum payable on the interest payable on the Original Principal Amount during the immediately preceding twenty-four months (which yields an effective rate of Interest accrual of 6.7416% during the Sixth Year).
     Third, provided the Company makes the first principal prepayment set forth in Section 2(d) below, then as of December 21, 2008 the aggregate principal amount of the amended and restated Notes shall be increased to $51,703,538.40, which represents the net principal amount after taking into account of such prepayment and the capitalization of PIK Notes and Compounding PIK Notes to the principal of the Notes for the time period December 21, 2002 through and including December 20, 2008 (the “Capitalized Principal Amount”); provided, however, that if the Company fails to make said first principal payment, then the aggregate principal amount of the Notes shall be Fifty-Four Million Seven Hundred Three Thousand Five Hundred Thirty-Eight and 40/100 DOLLARS ($54,703,538.40) and in such an event the Capitalized Principal Amount shall be deemed to be Fifty-Four Million Seven Hundred Three Thousand Five Hundred Thirty-Eight and 40/100 DOLLARS ($54,703,538.40). Beginning with the day after the sixth anniversary of the Closing Date (the “Interest Adjustment Date”) through and including the Maturity Date, interest on the Notes shall be payable quarterly in arrears at a rate of 16% per annum on the Capitalized Principal Amount or the Revised Principal Amount (as defined below) as applicable computed on the actual number of days elapsed in any year (based upon a year of twelve 30-day months and a 360 day year). Five-Eighths of any interest payable from the Interest Adjustment Date through and including the Maturity Date shall be payable quarterly in arrears in the form of compounding PIK Notes substantially in the form of Exhibit 2(c)(3) and the remaining Three-Eighths shall be payable quarterly in arrears in cash. Accordingly, the Company shall pay during such time interest quarterly in arrears in the amount of 10% per annum in compounding PIK Notes and pay during such time interest quarterly in arrears in the amount of 6% per annum in cash. The first installment of interest on the Notes for the Original Principal Amount was payable on March 31, 2003, and thereafter interest is payable on the Notes, quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing March 31, 2003; provided, however, that for all interest payable after the Interest Adjustment Date, such quarterly payments of interest on the Notes for the Capitalized Principal Amount shall be due and payable on October 1, January 2, April 1 and July 1 of each year, and the first payment of interest after the Interest Adjustment Date shall be due and payable on April 1, 2009 (and such first payment of interest shall include interest accrued during the months of January, 2009 through March, 2009 plus interest accrued during the time December 21, 2008 through and including December 31, 2008). Accrued and unpaid interest is due and payable on the Maturity Date. In no event shall the amount paid or agreed to be paid by the Company as interest on any Note exceed the highest lawful rate permissible under any law applicable thereto.
     (d) Subject to the Company being permitted to repay principal under the Notes pursuant to Section 4.04(a) of the Company’s Indenture dated as of February 8, 2007 and under Section 6.09(c) (as the same section may be renumbered in the future) of the Company’s Senior Credit Facility dated as of August 2, 2004 (the “Term B Senior Credit Facility”), as amended, the Company shall prepay without premium principal on the Notes prior to the Maturity Date according to the following schedule:

		Principal Balance of Notes
		After Pre-Payment (as reduced
Principal Repayment	Amount of Principal to Pre-	by each such payment, the
Date	Pay	“Revised Principal Amount”)
November 3, 2008	$3,000,000	$36,900,000
November 2, 2009	$3,000,000	$48,703,538.40
November 1, 2010	$3,000,000	$45,703,538.40
November 1, 2011	$2,000,000	$43,703,538.40
     The applicable Revised Principal Amount (or the Capitalized Principal Amount if the Company has not been permitted pursuant to Section 4.04(a) of the Indenture and Section 6.09(c) of the Term B Senior Credit Facility to reduce the aggregate principal amount of the Notes to a Revised Principal Amount) is payable as provided in the Notes on the Maturity Date.”
          (b) Definitions. Section 10.1 of the Seller Note Securities Purchase Agreement is hereby amended by deleting the following defined terms in their entirety and replacing them with the following:
          “Bank Credit Agreement” means the Term B Senior Credit Agreement dated as of August 2, 2004, as amended pursuant to that certain Incremental Term Loan Assumption Agreement and Amendment No. 1 dated as of April 1, 2005, that certain Incremental Term Loan Assumption Agreement and Amendment No. 2 dated as of March 24, 2006, that certain Incremental Term Loan Assumption Agreement and Amendment No. 3 dated as of June 30, 2006, and that certain Amendment No. 4 dated as of February 6, 2007.”

          “Notes” shall mean the Company’s junior subordinated promissory note issued pursuant to this Agreement, together with any notes issued in exchange therefor or replacement thereof, and the non-compounding PIK Notes and the Compounding PIK Notes.”
          “Maturity Date” shall mean August 6, 2013.
     2. Amendment to Rights Agreement. Section 2(c) of the Rights Agreement is hereby deleted and replaced in its entirety with the following:
“(c) Seller Notes Nomination Right. So long as any principal amount of the Seller Notes remains outstanding and is held by Persons who are not officers or employee-directors of the Company, the holders holding a majority of the outstanding principal amount of the Seller Notes shall (i) be entitled to nominate one individual for election to the board of directors of the Company, and (ii) once such director is elected, have the exclusive right to (x) remove such director (other than removal for cause or for failure to satisfy the required qualifications set forth in the Directors Qualification Policy of the Company, as amended from time to time by the board of directors of the Company in good faith), and (y) nominate an individual to replace such director or to fill the vacancy created by the departure of such director from the Company’s board of directors; provided that if for any reason the Company shall fail to pay any mandatory principal prepayment set forth in Section 2(d) of the Seller Note Securities Purchase Agreement when the same shall be due and payable, then, notwithstanding anything to the contrary set forth in this Section 2(c), the holders holding a majority of the outstanding principal amount of the Seller Notes shall be entitled to nominate a total of two individuals for election to the board of directors of the Company and shall have the same aforesaid exclusive rights set forth in Section 2(c)(ii)(x) and Section 2(c)(ii)(y) with respect to both such nominated directors. For the avoidance of doubt, should the Company fail to pay more than one such mandatory principal prepayment when the same shall be due and payable, then, such holders shall not be entitled to nominate additional directors after each such failed principal prepayment.
     3. Remainder of the Seller Note Securities Purchase Agreement and Rights Agreement Not Affected. Except as set forth in Section 1 and Section 2 hereof respectively, the terms and provisions of the Seller Note Securities Purchase Agreement and the Rights Agreement remain in full force and effect without change, amendment, waiver or modification.
     4. Ratification. As modified hereby, the Seller Note Securities Purchase Agreement and the Rights Agreement and their respective terms and provisions are hereby ratified for all purposes and in all respects.
     5. Counterparts. This Amendment may be executed in one or more facsimile or electronic counterparts, all of which taken together shall constitute one instrument.
     6. References. From and after the date provided above, all references to the Seller Note Securities Purchase Agreement and the Rights Agreement shall be deemed to be references to the Seller Note Securities Purchase Agreement and the Rights Agreement, respectively, as modified hereby.

     7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws principles thereof.
     8. Conflict. In the event of any conflict between the terms of this Amendment and the Seller Note Securities Purchase Agreement, and in the event of any conflict between the terms of this Amendment and the Rights Agreement, the terms of this Amendment shall govern.
     9. Definitions. Initially capitalized words or terms used in this Amendment and not defined herein shall have the meaning ascribed to the same in the Seller Note Securities Purchase Agreement except that any initially capitalized words or terms used in Section 2 of this Amendment and not defined therein shall have the meaning ascribed to the same in the Rights Agreement.
     10. Recitals. The recitals above are incorporated by reference herein as if fully set forth.
     11. Phantom Stock. The Company shall not pay Bahman Atefi and Stacy Mendler (or their respective successors) (the “Officers”) any vested amounts which may be due to them under and pursuant to any of the Company’s phantom stock plans except that:
     (a) if the Company shall have first paid the November 3, 2008 mandatory principal prepayment scheduled to be paid pursuant to Section 2(d) of the Seller Note Securities Purchase Agreement reflected in Section 1(a) of this Amendment, then the Company may pay the Officers any amount which has vested pursuant to such phantom stock plans before November 3, 2008 and which may vest pursuant to such phantom stock plans prior to but not including November 2, 2009;
     (b) if the Company shall have first paid the November 2, 2009 mandatory principal prepayment scheduled to be paid pursuant to Section 2(d) of the Seller Note Securities Purchase Agreement reflected in Section 1(a) of this Amendment, then the Company may pay the Officers any amount which may vest pursuant to such phantom stock plans prior to but not including November 1, 2010;
     (c) if the Company shall have first paid the November 1, 2010 mandatory principal prepayment scheduled to be paid pursuant to Section 2(d) of the Seller Note Securities Purchase Agreement reflected in Section 1(a) of this Amendment, then the Company may pay the Officers any amount which may vest pursuant to such phantom stock plans prior to but not including November 1, 2011; and
     (d) if the Company shall have first paid the November 1, 2011 mandatory principal prepayment scheduled to be paid pursuant to Section 2(d) of the Seller Note Securities Purchase Agreement reflected in Section 1(a) of this Amendment, then the Company may pay the Officers any amount which may vest thereafter pursuant to such phantom stock plans.
     Notwithstanding their contractual rights elsewhere set forth, Bahman Atefi and Stacy Mendler each severally forbear their respective rights to receive payments under such phantom stock plans consistent with the terms of this Section 11.

     12. Senior Credit Facility Amendment. Alion covenants to use commercially reasonable efforts to cause an amendment to its Term B Senior Credit Facility to occur no later than March 31, 2009 such that Alion will be permitted to make the payments scheduled and contemplated by this Amendment consistent with the terms and conditions of Alion’s Term B Senior Credit Facility. Should (a) such an amendment fail to occur and (b) at the time of the written notice described in this Section 12, Alion is not in compliance with the financial covenants set forth in Section 6.12 and 6.13 of the Term B Senior Credit Facility, then the holders holding a majority of the outstanding principal amount of the Seller Notes shall have the collective right to elect to rescind this Amendment by written notice to the Company, such election to be made, if it is to be made at all, no later than April 30, 2009, in which case the Seller Note Securities Purchase Agreement shall read as if this Amendment had never been entered. Such rescission right terminates at such time as such an amendment to the Term B Senior Credit Facility is executed and delivered among the parties thereto.
     13. Effectiveness. This Amendment shall become effective as of the Effective Date when the parties hereto shall have received counterpart signatures of this Amendment bearing the signatures of each other such party.
     14. Amendment Fee. Alion shall pay to IIT, no later than 30 calendar days after the date that this Amendment becomes effective pursuant to Section 13 of this Amendment, an amendment fee equal to $500,000; provided, however, that should a rescission occur as contemplated by Section 12 above, then such $500,000 shall not be a fee and shall be deemed to have been a prepayment of principal and the Revised Principal Amounts set forth in Section 2(d) of the Seller Note Securities Purchase Agreement shall be adjusted downward accordingly.
[Signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its officers thereunto duly authorized as of the date hereof.

Alion Science and Technology Corporation		Illinois Institute of Technology

By:	/s/ Michael Alber	By:	/s/ Susan H. Wallace
Name:	Michael Alber	Name:	Susan H. Wallace
Title:	Senior Vice President,	Title:	Vice President and CFO
Acting Chief Financial Officer and Treasurer
AGREED AND ACCEPTED FOR PURPOSES OF SECTION 2 ABOVE ONLY:
Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust

By:	/s/ Monet Ewing	State Street Bank & Trust Company, not in its individual or corporate capacity,
Name:	Monet Ewing	but solely as Trustee of the Alion Science and Technology Corporation Employee
Title:	Vice President	Ownership, Savings and Investment Trust
AGREED AND ACCEPTED FOR PURPOSES OF SECTION 11 ABOVE ONLY:

/s/ Bahman Atefi	/s/ Stacy Mendler

Bahman Atefi	Stacy Mendler

Exhibit 2(c)(3)
Form of compounding PIK Note
THIS JUNIOR SUBORDINATED NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THE SUBORDINATION AGREEMENT (AS SUCH TERM IS HEREINAFTER DEFINED) TO THE SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT) OWED BY THE COMPANY (AS HEREINAFTER DEFINED) TO THE HOLDERS OF SENIOR DEBT ISSUED PURSUANT TO THE CREDIT AGREEMENT (AS SUCH TERM IS HEREINAFTER DEFINED), AND EACH HOLDER OF THIS JUNIOR SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.
THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND THEREFORE CANNOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR ASSIGNED UNLESS IT IS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.
ALIGN SCIENCE AND TECHNOLOGY CORPORATION
Junior Subordinated Note due August 6, 2013

$[ ]	Dated as of December 31, 2009
(for the interest accrual period
beginning on December 21, 2008
and ending on December 31, 2009)
     ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), for value received, hereby promises to pay to ILLINOIS INSTITUTE OF TECHNOLOGY, an Illinois not-for-profit corporation (“IIT”), or its registered assigns, an amount (the “Compound Amount”) of interest equal to 10% per annum payable on the sum of (a) the lesser of the Capitalized Principal Amount or the applicable Revised Principal Amount (each as defined in the Company’s Junior Subordinated Second Amended and Restated Note due August 6, 2013 dated August [ ], 2008 (the “Seller Note”) plus (b) the amount of accrued but unpaid in cash interest under the Seller Note for the period beginning on December 21, 2008 through and including the Interest Calculation Date (as defined below). The “Interest Calculation Date” shall be December 31 of each calendar year except (i) in the calendar year 2008, in which case interest accrued in the stub time period December 21, 2008 through and including December 31, 2008 will continue to accrue in calendar year 2009, and (ii) in the year in which the Seller Note is fully paid and discharged, in which case the Interest Calculation Date shall be the date the Seller Note is fully paid and discharged if it is a date other than December 31. For the avoidance of doubt, the Interest Calculation Date is [ ]. On August 6, 2013, the

Company shall pay the applicable Compound Amount in cash without interest except as provided herein. Any overdue principal (including any overdue prepayment of principal) shall accrue interest (computed on the basis of the actual number of days elapsed over a 360-day year) at a rate equal to 19% per annum until paid, payable on demand and, upon acceleration of this Note; provided that, and as further provided in the Seller Note, in no event shall the amount payable by the Company as interest on this Note exceed the highest lawful rate permissible under any law applicable hereto. Payments of principal and interest hereon shall be made in lawful money of the United States of America by the method and at the address for such purpose specified in the Seller Note, and such payments shall be overdue for purposes hereof if not made on the originally scheduled date of payment therefor, without giving effect to any applicable grace period and notwithstanding that such payment may be prohibited under that certain Second Amended and Restated Subordination Agreement dated as of August [ ], 2008 with respect to the Seller Note (the “Subordination Agreement”), which is by and between IIT and Credit Suisse (“CS”), as administrative agent for itself and the other Senior Lenders (as defined in that certain Credit Agreement, dated as of August 2, 2004, by and between the Company, CS and certain others (the “Credit Agreement”)).
     This Note is one of the Company’s compounding PIK Notes, issued pursuant to that certain Seller Note Securities Purchase Agreement dated as of December 20, 2002, as amended by Alion and IIT by that certain agreement captioned First Amendment to the Seller Note Securities Purchase Agreement, dated as of June 30, 2006 and by that certain other agreement captioned Second Amendment to the Seller Note Securities Purchase Agreement, dated as of January 9, 2008 and by that certain other agreement captioned Third Amendment to the Seller Note Securities Purchase Agreement and First Amendment to Rights Agreement, dated as of the date hereof (collectively, the “Seller Note Securities Purchase Agreement”), and the holder hereof is entitled to the benefits, if any, of the Seller Note Securities Purchase Agreement and the other Operative Documents referred to in the Seller Note Securities Purchase Agreement, and may enforce the agreements contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof, and shall otherwise be subject to the terms and conditions of the Seller Note Securities Purchase Agreement including, without limitation, the provisions of Section 22 thereof in respect of the source of funds provided by any holder hereof. For the avoidance of doubt, in accordance with the Seller Note Securities Purchase Agreement, this Note does not require the payment of interest on the face value hereof.
     This Note is subject to prepayment only as specified in the Seller Note Securities Purchase Agreement.
     Payments on this Note and the rights of the holder of this Note are subordinated to the payment of the Senior Debt and the rights of the holders of the Senior Debt upon the terms of subordination set forth in the Subordination Agreement.
     This Note is in registered form and is transferable only by surrender hereof at the principal executive office of the Company as provided in the Seller Note Securities Purchase Agreement. The Company may treat the person in whose name this Note is registered on the Note register maintained at such office pursuant to the Seller Note Securities Purchase

Agreement as the owner hereof for all purposes, and the Company shall not be affected by any notice to the contrary.
     In case an Event of Default, as defined in the Seller Note Securities Purchase Agreement, with respect to the Notes shall occur and be continuing, the unpaid balance of the principal of this Note may be declared and become due and payable in the manner and with the effect provided in the Seller Note Securities Purchase Agreement subject to the provisions of the Subordination Agreement.
     The parties hereto, including the makers and all guarantors and endorsers of this Note, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.
     Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Seller Note Securities Purchase Agreement.
[The remainder of this page is intentionally left blank.]

     This Note shall be construed in accordance with and governed by the domestic substantive laws of the State of Illinois without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of domestic substantive laws of any other jurisdiction.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:
Name:
Title:

FORM OF ASSIGNMENT
(To be signed only upon transfer of Note)
     For value received, the undersigned hereby sells, assigns and transfers unto                      the within Note, and appoints                      Attorney to transfer such Note on the books of ALION SCIENCE AND TECHNOLOGY CORPORATION with full power of substitution in the premises.
Date:

(Signature must conform in all respects to name of
Holder as specified on the face of the Note)

Signed in the presence of